Exhibit 5.3

December 18, 2025

Lineage, Inc.

Lineage OP, LP

Lineage Europe Finco B.V.

46500 Humboldt Drive

Novi, Michigan 48377

Attention: Legal Department

Columbia Colstor, Inc.

46500 Humboldt Drive

Novi, Michigan 48377

Attention: Legal Department

RE:	Guarantees of Washington Obligor in Exchange Offer Relating to 5.250% Senior Notes due 2030 of Lineage OP, LP and 4.125% Senior Notes due 2031 of Lineage Europe Finco B.V.

Ladies and Gentlemen:

We have acted as limited Washington special counsel to Columbia Colstor, Inc., a Washington corporation (“Washington Obligor”), in connection with (i) the guarantee of Washington Obligor pursuant to Article V of the First Supplemental USD Indenture, as hereinafter defined (the “USD Guarantee”) with respect to the payment of up to $500,000,000 in principal amount of 5.250% Senior Notes due 2030 (the “USD Exchange Notes”) of Lineage OP, LP, a Maryland limited partnership (the “US Issuer”), subject to the Exchange Offer (as defined below) and (ii) the guarantee of Washington Obligor pursuant to Article V of the Supplemental Euro Indenture, as hereinafter defined (the “Euro Guarantee” and, together with the USD Guarantee, the “Guarantees”) with respect to the payment of up to €700,000,000 in principal amount of 4.125% Senior Notes due 2031 (the “Euro Exchange Notes” and, together with the USD Exchange Notes, the “Exchange Notes”) of Lineage Europe Finco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law (the “Euro Issuer”), subject to the Exchange Offer (as defined below) each registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Lineage, Inc., a Maryland corporation (the “Company”), the US Issuer and the Euro Issuer, among others (including amendments and exhibits thereto, the “Registration Statement”). The “Exchange Offer” is the proposed offer to exchange (i) the USD Exchange Notes, with the USD Guarantee and the guarantees of other direct or indirect subsidiaries of the Company identified as the “Guarantors” under the First Supplemental USD Indenture and Second Supplemental USD Indenture, each as defined below (the “USD Guarantors” and together with US Issuer, collectively the “USD Obligors”), for a like principal amount of the US Issuer’s outstanding unregistered  5.250% Senior Notes due 2030 issued on June 17, 2025 (the “Outstanding USD Notes”), with the related guarantees of the Outstanding USD Notes by the Washington Obligor and the other USD Guarantors (the “Outstanding USD Guarantees”) and (ii) the Euro Exchange Notes, with the Euro Guarantee and the guarantees of other direct or indirect subsidiaries of the Company identified as the “Guarantors” under the Supplemental Euro Indenture, as defined below (the “Euro Guarantors” and together with Euro Issuer, collectively the “Euro Obligors”), for a like principal amount of the Euro Issuer’s outstanding unregistered  4.125% Senior Notes due 2031 issued on November 26, 2025 (the “Outstanding Euro Notes”), with the related guarantees of the Outstanding Euro Notes by the Washington Obligor and the other USD Guarantors, as applicable (the “Outstanding Euro Guarantees” and, together with the Outstanding USD Guarantees, the “Outstanding Guarantees”) . The Outstanding USD Notes were issued, and the USD Exchange Notes will be issued, pursuant to that certain indenture dated as of June 17, 2025 (the “USD Base Indenture”) among the US Issuer, the Company and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of June 17, 2025 among the US Issuer, the USD Guarantors, as applicable, and Trustee (the “First Supplemental USD Indenture”) and further modified by that certain Second Supplemental Indenture among the US Issuer, the USD Guarantors and Trustee dated as of November 26, 2025 (the “Second Supplemental USD Indenture” and, together with the USD Base Indenture and the First Supplemental USD Indenture, collectively, the “USD Indenture”). The Outstanding Euro Notes were issued, and the Euro Exchange Notes will be issued, pursuant to that certain indenture dated as of November 26, 2025 (the “Euro Base Indenture”) among the Euro Issuer, the US Issuer and the Company, as guarantors, and Trustee and the First Supplemental Indenture dated as of November 26, 2025 among the Euro Issuer, the Euro Guarantors, Trustee U.S. Bank Europe DAC (the “Supplemental Euro Indenture” and, together with the Euro Base Indenture, collectively, the “Euro Indenture”). The USD Indenture and the Euro Indenture are collectively referred to herein as the “Indentures”.

Snell & Wilmer | 601 SW Second Avenue | Suite 2000 | Portland, OR 97204	SWLAW.COM

December 18, 2025 Page 2

At the request of the US Issuer, the Euro Issuer, the Company and Washington Obligor we have provided the opinions herein.

In connection with this opinion, we have examined and relied on the following documents, each of which is dated as of the date hereof (unless otherwise indicated):

1.            The Indentures;

2.            The Outstanding Notes and the Outstanding Guarantees;

3.            The form of the USD Exchange Notes and the Euro Exchange Notes;

4.            The Registration Statement to be filed with the SEC on or about the date hereof including the prospectus contained therein;

5.            Copies certified to us by an authorized officer of Washington Obligor of (i) its Articles of Incorporation, as modified and amended to date, (ii) its Bylaws, and (iii) the Actions by Unanimous Written Consents of its Board of Directors dated as of (A) June 17, 2025 and (B) November 26, 2025 (the “Charter Documents”);

6.            A certificate from an authorized officer of Washington Obligor with respect to certain factual matters relied upon in connection with rendering the opinions set forth herein (the “Opinion Certificate”); and

7.            A Certificate of Existence issued by the Washington Secretary of State on December 17, 2025 with respect to Washington Obligor (the “Good Standing Certificate”).

As used herein, the term “Guarantor Documents” shall mean documents 1 through 4 above and the term “Opinion Documents” shall mean documents 1 through 7 above.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Opinion Documents by the various parties and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below including, but not limited to, the Opinion Certificate dated as of even date herewith. As to certain factual matters, we have relied upon the Opinion Certificate and have not sought independently to verify such matters.

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In rendering this opinion, we have assumed, without investigation and with your consent: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the legal competency and capacity of all individuals executing and delivering documents; (vi) the Guarantor Documents accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and there are no oral or written statements, agreements, understandings, or negotiations, nor any usage of trade or course of prior dealing among the parties, that directly or indirectly modify, define, amend, supplement, or vary, or purport to modify, define, amend, supplement or vary, any of the terms of the Guarantor Documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise; (vii) the factual accuracy of all representations, warranties and other statements made by all the parties in the documents we have examined, including, without limitation, the Opinion Documents; (viii) no fraud, duress or mutual mistake of fact or misunderstanding exists with relation to the negotiation of the transactions contemplated in the Guarantor Documents or the execution of the Guarantor Documents; (ix) all statutes, judicial and administrative decisions, and all rules and regulations of governmental agencies constituting applicable Washington law are generally available to lawyers practicing in Washington, and are in a format that makes legal research reasonably feasible; (x) no person upon whom reliance is placed for purposes of this opinion had perpetrated a fraud upon any party to the Guarantor Documents, or upon opining counsel.

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that:

1.            Washington Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington.

2.            Based solely on our review of the Charter Documents (and applicable statutes governing the powers of Washington Obligor), Washington Obligor has all necessary corporate authority to execute and deliver the First Supplemental USD Indenture and the Supplemental Euro Indenture, including the Guarantees contained in each, and the Second Supplemental USD Indenture and Washington Obligor has duly authorized the execution and delivery by Washington Obligor the First Supplemental USD Indenture, the Second Supplemental USD Indenture and the Supplemental Euro Indenture and the consummation of the transactions contemplated therein including the Guarantees by Washington Obligor of the Exchange Notes have been duly authorized by all necessary action on the part of Washington Obligor.

3.            Each of the First Supplemental USD Indenture, the Second Supplemental USD Indenture and the Supplemental Euro Indenture has been duly authorized, executed and delivered by Washington Obligor.

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The opinions set forth above are subject to the following qualifications and limitations:

A.           With regard to our opinion in paragraph 1 above with regard to the valid existence and good standing of the Washington Obligor, we have based our opinion solely upon our review of the Good Standing Certificate. We have made no further investigation.

B.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Washington. This opinion letter is limited to the matters stated herein and may not be relied on by you for any other purpose, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this opinion letter are based upon the law in effect on the date hereof and the facts in existence as of the date hereof and the express terms of the Guarantor Documents, and we assume no obligation to revise or supplement this letter should (i) such law be changed by legislative action, judicial decision, or otherwise (ii) such facts be changed or the occurrence or non-occurrence of any event after the date hereof.

This opinion letter is for your benefit and use in connection with the Registration Statement and may be relied upon by your counsel, Latham & Watkins LLP, for the purpose of giving its Exhibit 5.1 legal opinion in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and its incorporation by reference and to the reference to our firm in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.